Exhibit 99.1

RE: MHI Hospitality Corporation
4801 Courthouse Street, Suite 201
Williamsburg, VA 23188
(757) 229-5648

TRADED: AMEX: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Bill Zaiser	Vicki Baker
Chief Financial Officer	General Information
(301) 220-5400	(703) 796-1808

FOR IMMEDIATE RELEASE

THURSDAY, AUGUST 2, 2007

MHI HOSPITALITY CORPORATION AMENDS CREDIT AGREEMENT

WITH BB&T

Williamsburg, VA – August 2, 2007– MHI Hospitality Corporation (AMEX: MDH) announced today that the Company entered into an amendment to its credit agreement with Branch Banking & Trust Company (“BB&T”), as administrative agent and lender, dated May 8, 2006. The amended credit agreement with BB&T and certain other lenders reduces the rate of interest on the Company’s revolving credit facility by 0.375%, bearing a rate equal to LIBOR plus additional interest ranging from 1.625% to 2.125%. The amendment also reduces the capitalization rate to 8.5% from 10.0% for purposes of determining the asset value of the collateral for the credit facility. Finally, the amendment extends the maturity date of the Company’s revolving credit facility from May 8, 2010 to May 8, 2011.

Andrew M. Sims, President and Chief Executive Officer of MHI Hospitality Corporation, commented, “We are pleased to announce these amendments to our credit agreement with BB&T. The new terms, which include reductions in interest and capitalization rates as well as an extension of our facility’s maturity date, will enhance our resources in portfolio repositioning initiatives.”

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of mid-scale, upscale and upper upscale full service hotels in the Mid-Atlantic and southeastern United States. Currently, the Company’s portfolio consists of seven properties comprising 1,723 rooms, all of which operate under the Hilton and InterContinental Hotels Group brands. In addition, the Company has a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is listed on the Russell Microcap™ Index. The Company is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

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MHI Hospitality Corporation

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Forward-Looking Statements

This presentation includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. General economic conditions, including the timing and magnitude of the recovery in the hospitality industry, future acts of terrorism, risks associated with the hotel and hospitality business, the availability of capital, the ability of the Company to acquire additional hotel properties, the timely completion of planned hotel renovations, and other factors, may affect the Company’s future results, performance and achievements. These risks and uncertainties are described in greater detail in the Company’s current and periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.